Exhibit 99.1


         [Letterhead of Raytheon Company]



                                                    RAYTHEON

                                                          ______________
                                                          News Release

                                            Bob McWade
                                            C-2394  7/14/97
                                            (617) 860-2846
                                            http://www.raytheon.com


         RAYTHEON TO SELL PARTS OF APPLIANCE GROUP FOR $750
         MILLION


                   LEXINGTON, Mass., (July 14, 1997) -- Raytheon Company

         announced today that it has signed an agreement to sell the home appliance; heating and air conditioning, and commercial cooking segments of the Raytheon Appliance Group to Goodman

         Holding Company of Houston, Texas.


                   To maximize shareholder value, Raytheon will retain

         its commercial laundry business as well as the electronic

         controls segment of the Raytheon Appliance Group.  Raytheon is a market leader in the commercial laundry industry, and, in

         1996 these two business segments combined accounted for

         approximately 20 percent of revenues and 50 percent of profits for the Raytheon Appliance Group.  Raytheon is continuing its strategic assessment of these two businesses.


                   Cumulatively, Raytheon will realize a total value of

         $750 million from transactions negotiated to date.  This

         consists of $550 million in cash from Goodman and $200 million realized from the sale of Appliance Group receivables.


                   The sale is subject only to U.S. government approval.

         Raytheon expects to complete the sale in the third quarter.


                                      -more-


         C-2394
         Page 2



                   Goodman Holding Company is privately held and owns

         several businesses, including Goodman Manufacturing Company, a major participant in the heating and air conditioning business.


                   Raytheon Company, headquartered in Lexington, Mass.,

         is a $12.3 billion international high technology company which operates in four business areas:  commercial and defense

         electronics, engineering and construction, aircraft and major appliances.  Raytheon celebrates its 75th anniversary this year.

                                      -end-